UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 7, 2013

RADIOSHACK CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-5571	75-1047710
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 RadioShack Circle, Mail Stop CF3-203, Fort Worth, Texas		76102
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (817) 415-3011

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Section 5 - Corporate Governance and Management

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Chief Executive Officer. On February 7, 2013, RadioShack Corporation (the “Company”) entered into a letter agreement with Mr. Joseph Magnacca appointing Mr. Magnacca as the Chief Executive Officer and a member of the Board of Directors of the Company, effective February 11, 2013. Since February 2013, Mr. Magnacca served as Executive Vice President of Walgreen Co. in addition to serving as President of Daily Living Products and Solutions at Walgreen Co. since April 2011. Mr. Magnacca served as President of Duane Reade Holdings, Inc. from July 2010 until April 2011 and as Senior Vice President and Chief Merchandising Officer of Duane Reade Holdings, Inc. from September 2008 until July 2010. Prior to that time, Mr. Magnacca served as Executive Vice President of Shoppers Drug Mart Corporation from 2001 until 2008. A copy of the press release announcing Mr. Magnacca’s appointment is attached as Exhibit 99.1.

There is no family relationship between Mr. Magnacca and any other executive officer or director of the Company, and there is no such arrangement or understanding with any other person under which he was appointed. All executive officers of the Company are appointed by the Board of Directors to serve until their successors are appointed. There are no transactions to which the Company or any of its subsidiaries is a party and in which Mr. Magnacca has a direct or indirect material interest subject to disclosure under Item 404(a) of Regulation S-K.

In connection with Mr. Magnacca’s appointment as Chief Executive Officer of the Company, the following sets forth Mr. Magnacca’s base salary, sign-on bonus, stock option and restricted stock grant information.

Base Salary	$1,000,000 per year
Sign-On Bonus	$1,000,000 paid within 15 days of start date
Restricted Stock (1)	500,000
Stock Options (2)	2,500,000

(1)	The restricted stock will generally vest on each of the first three anniversaries of the grant date, in increments of one-third of the number of shares granted, provided Mr. Magnacca is employed by the Company on such vesting date.
(2)	The stock options will generally vest as follows: (a) 375,000 will vest on the second anniversary of the grant date, (b) 375,000 will vest on the third anniversary of the grant date, and (c) 1,750,000 will vest if the Company’s stock price closes at or above $5.00 for 20 consecutive trading days at any time prior to the expiration of the stock options. The stock options expire seven years from the grant date. Vesting of the stock options is dependent on Mr. Magnacca being employed by the Company on the vesting date.

In addition, Mr. Magnacca will participate in the Company’s 2013 annual bonus plan which was established pursuant to the First Amended and Restated RadioShack 2009 Annual and Long-Term Incentive Compensation Plan, approved by stockholders at the Company’s 2009 annual meeting and was amended effective as of November 3, 2011 (the “2009 Plan”). Mr. Magnacca’s target annual bonus for 2013 is equal to 120% of his base salary and payment is subject to the Company achieving certain performance metrics. For 2013, Mr. Magnacca’s annual bonus will be prorated from the date he joined the Company. Mr. Magnacca will also participate in the Company’s long-term incentive bonus award cycle covering calendar years 2013 through 2015 (the “2013 LTI”) established pursuant to the 2009 Plan. Mr. Magnacca’s target compensation under the 2013 LTI is 150% of his base salary. The performance measures for Mr. Magnacca’s 2013 annual bonus and 2013 LTI will be the same performance measures approved by the Company’s Management Development and Compensation Committee of the Board of Directors for the other executive officers of the Company when these are established. Mr. Magnacca will also be eligible for reimbursement of temporary commuting expenses.

Mr. Magnacca will also be eligible to participate in the Company’s 401(k) plan, health and welfare and other benefit plans (other than the Company’s supplemental employee retirement plan which has been closed to new officers since 2007) and will receive executive life and long term disability benefits.

Mr. Magnacca has agreed to non-competition, non-solicitation and non-disparagement provisions for two years following any termination of his employment.

The forgoing description of Mr. Magnacca’s compensation package is subject to the terms set out in offer letter attached hereto as Exhibit 99.2.

Chief Financial Officer. As previously reported in a Form 8-K filed on October 5, 2012, on September 26, 2012, the Board of Directors of the Company approved, among other items, a one-time cash retention bonus of $750,000 payable to Mr. Dorvin Lively, the Company’s Executive Vice President and Chief Financial Officer. The retention bonus is payable to Mr. Lively on October 1, 2013 provided Mr. Lively is employed by the Company at that time. On February 6, 2013, the Management Development and Compensation Committee of the Board of Directors of the Company increased this one-time cash retention bonus from $750,000 to $1,500,000. All other terms and conditions regarding the one-time cash retention bonus remain unchanged.

Section 9 – Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.

99.1	Press Release, dated February 7, 2013.

99.2	Offer Letter dated February 7, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RadioShack Corporation
(Registrant)

Date: February 7, 2013	/s/ Dorvin D. Lively
Dorvin D. Lively
Executive Vice President -
Chief Financial Officer and Chief Administrative Officer
(Principal Financial Officer)

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit

99.1	Press Release, dated February 7, 2013.

99.2	Offer Letter dated February 7, 2013.